Exhibit 99.1

April 7, 2014

American Spectrum Realty, Inc.

Responses to Letter dated April 1, 2014 from Mr. Stacey Speier

Mr. Speier’s comment: “The personal use of the AMEX Card by Jay Carden and his family.  The account has not been reconciled since 2011 per the prior CFO Elisa Grainger.  The invoice prepared by the CFO on February 6, 2014 has remained unpaid and ignored.”

The AMEX card Mr. Carden uses for payment of Company-related business expenses is his personal AMEX card; it is not an American Spectrum card.  The Company and certain employees frequently use Mr. Carden’s personal card for payment of ASRI business-related expenses and routinely reimburses Mr. Carden for the payment of these expenses.  Mr. Carden has requested a complete reconciliation of his personal AMEX card bills.  In the event that personal items were paid for and not reconciled or offset against money due Mr. Carden, he has agreed to reimburse the Company.

The assertion by Company’s former Chief Financial Officer that Mr. Carden’s expense account has not been reconciled since 2011 has not been verified and is being reviewed in connection with the Company’s current account reconciliation process.  The expense account review will be conducted under the supervision of the Company’s Audit Committee Chairman.  The review will include the February 6, 2014 invoice.  While the invoice may remain unpaid, it is not being ignored.

Speier’s comment:  “Concern about the continuing losses being incurred and the inability of Management to provide accurate budget amounts.  The last revised budget showed a projected loss of over $4,000,000.”

The Company has recently experienced significant turnover in the Chief Financial Officer position.  As a result, the Company’s 2014 budget has been subjected to a series of errors and associated corrections that have prolonged the normal budgeting process.  Management has informed the Board of Directors (the “Board”) of certain necessary adjustments to the budget which will increase revenue substantially.  Management will provide the Board with the final adjusted 2014 annual budgets in the immediate future.

A recalibration of the 2014 projections has not been completed due to the need to account for management’s decision to make fundamental changes in the assumptions used by the former Chief Financial Officer in the projections previously produced and presented to the Board.

Speier’s comment:  “Management has not been able to produce an accurate list of current judgments despite several requests.”

The Company’s management engages multiple law firms in several states in order to accommodate its need for legal services.  Each of these firms provides periodic assessments of the anticipated outcome of any litigation in which it represents the Company and/or any affiliates.  Management is apprised by each law firm concerning the status of any litigation in which the Company is involved and when feasible, is given counsels’ best effort estimates of the Company’s potential financial exposure.  Management’s  reports to the Board are designed to monitor the status of all litigation that involves the Company; to assess the financial risk associated with the litigation; and, to keep the Board informed of its assessment of the potential level of materiality of all existing and potential litigation.

H O U S T O N / O R A N G E   C O U N T Y
AMERICAN SPECTRUM MANAGEMENT GROUP, INC. • 2401 FOUNTAIN VIEW, SUITE 750 • HOUSTON, TX 77057
PH/ 713.706.6200 • FX/ 713.706.6201
www.ASRManagement.com

Speier’s comment:  “Not being copied on all correspondence between Board members and Management.”

The Company’s management attempts to keep all Board members informed regarding its ongoing operations; individual Board members also attempt to communicate frequently among themselves. A failure to include any Board member in correspondence is inadvertent and unintentional.  Mr. Speier is a valued colleague whose advice has been welcomed by management and all members of the Company’s Board.

Speier’s comments:  “The lack of Management to institute the internal controls set forth in the Policies and Procedures Narratives of December 31, 2012.”

The Company’s management and the Board are not clear as to the intent of this statement.  Management completed a formal document referred to as Policies and Process Narratives 404(b) Documents (the “Manual”) that was approved by the Board on December 31, 2012.  In 2013 the outside consultant who guided the completion of the Manual was engaged by the Board to assist management with the implementation of the policies and processes contained in the Manual.  The Company’s auditors – EEPB, P.C. – recognized the Company’s progress toward instituting and implementing the internal controls necessary for the more effective operational control needed by the Company.

Management and the Board recognize the need for continuing improvement in the establishment of effective internal control mechanisms.  They have made a strategic commitment to establishing and maintaining policies and procedures necessary to produce effective control systems for the Company.

Speier’s comment:  “The lack of maintaining accurate accounting records.  The Board was notified February 22, 2014 that the General ledger was out of balance.  To date this has not been resolved.”

Commencing immediately after the notification, the Board authorized the engagement of consultants to analyze the various ‘balance the general ledger’ issues.  This analysis is in progress and is projected to be completed shortly.  The Board and management will address the issues that are identified and take appropriate action to resolve any problem areas.

Speier’s comment:  “The taking of an undocumented $10,000 fee for the one year loan to ASR paid off by the Windrose sale.  When questioned the CFO explained the fee was reasonable and would be recorded as interest.”

Mr. Carden maintains that he authorized the former Chief Financial Officer to obtain Board approval for this loan fee.   Apparently the former Chief Financial Officer did not follow through with obtaining the requisite Board approval.  Mr. Carden has agreed to return the fee.

Mr. Speier’s comment:  “Increasing loan guarantee fees to $50,000 per quarter without Board approval.”

This claim is not factual.  Mr. Carden’s loan fees have not been increased.  This would take Board approval and none has been given.  As a Board member, Mr. Speier would have been given an opportunity to vote on this issue.

/s/ James L. Hurn
James L. Hurn
V.P. and General Counsel
American Spectrum Realty, Inc.

H O U S T O N / O R A N G E   C O U N T Y
AMERICAN SPECTRUM MANAGEMENT GROUP, INC. • 2401 FOUNTAIN VIEW, SUITE 750 • HOUSTON, TX 77057
PH/ 713.706.6200 • FX/ 713.706.6201
www.ASRManagement.com